Exhibit 99.1

PRESS RELEASE

Good Sam Enterprises, LLC Reports 13.4% Revenue Growth

and Announces Intent to File 2012 Second Quarter Report on August 14th

(July 23, 2012 - Lincolnshire, Chicago)  Good Sam Enterprises, LLC (the “Company”) today reported second quarter 2012 revenues of $146.3 million, a 13.4% increase over the second quarter of 2011, and the highest quarter since 2008.  Retail revenues grew 19.7%, through a 9.6% increase in same store sales along with opening thirteen new retail stores over the last eighteen months.  Membership revenues grew 6.9%, primarily due to contract price increases within the extended vehicle warranty program, an increase in emergency road service revenue of 7.3% due to a 10.0% growth in contracts in force, and the additional Good Sam Rally this quarter which took place in Louisville, Kentucky.  Media revenues were down 23.7% for the quarter from the prior year.  Two-thirds of the media revenue reduction was attributable to the disposition of negative or low margin non-core businesses sold or closed and the remainder was primarily due to lower advertising revenue.

Income from Operations for the second quarter of 2012 will be above second quarter 2011 results but will be mitigated in comparison to the increase in revenue primarily attributable to increased marketing expenses directed at creating overall brand awareness and growing the file size of the Good Sam Club branded products and services.

The Company expects to file, on August 14, 2012, its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2012.  The report will be available on the SEC’s website at www.sec.gov.  Marcus Lemonis, President and CEO and Thomas Wolfe, CFO will host a conference call to discuss the second quarter 2012 financial results at 8:00 a.m. PT on August 15, 2012.

Those wishing to listen to the conference call by telephone may dial (866) 961-7941 in the U.S. and Canada.  Please allow time for the operator to obtain your name, phone number and company name.  The Company intends to make a replay of the conference call available beginning four hours after the end of the live call through August 25, 2012.  The replay may be accessed by dialing (888) 266-2081 in the U.S. and Canada.  You will be asked to enter a conference code, which is 1585989.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market. The corporate headquarters is located in Lincolnshire, Illinois.  Subsidiary operations and divisions can be found at multiple locations throughout the United States.